UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) September 29, 2006
DYNAMICS RESEARCH CORPORATION

(Exact Name of Registrant as Specified in Its Charter)
Massachusetts

(State or Other Jurisdiction of Incorporation)

000-023479	04-2211809

(Commission File Number)	(IRS Employer Identification No.)

60 Frontage Road Andover, Massachusetts	01810

(Address of Principal Executive Offices)	(Zip Code)
(978) 475-9090

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Section 2 — Financial Information
Section 9 — Financial Statements and Exhibits
SIGNATURES
Exhibit Index
Ex-10.1 Loan Agreement
Ex-10.2 Master Unlimited Guaranty
Ex-99.1 Press release dated October 3, 2006

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.
     See Item 2.03 below.
Section 2 — Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On September 29, 2006, Dynamics Research Corporation (the “Company”) entered into a revolving credit facility (the “2006 facility”) with a bank group to amend and restate the then existing credit facility entered into on September 1, 2004 (as amended, the “2004 facility”). The 2006 facility provides for a $50 million, three-year revolving credit agreement (the “revolver”) for working capital needs. The bank group, led by Brown Brothers Harriman & Co. as a lender and as administrative agent, also includes TD Banknorth, N.A. and Bank of America, N.A.
     The outstanding balances on the 2004 facility, which consisted of an acquisition term loan balance of $17.2 million and a revolving credit facility balance of $4.5 million, were transferred to the revolver as part of the 2006 facility. The fee on the unused portion of the revolver ranges from 0.25% to 0.50% per annum, depending on the Company’s leverage ratio, and is payable quarterly in arrears. The Company has the option of selecting an annual interest rate for the revolver equal to either: (a) the then applicable LIBOR Rate plus 1.50% to 2.50% per annum, depending on the Company’s most recently reported leverage ratio; or (b) the Base Rate. For those portions of the revolver accruing at the LIBOR rate, the Company has the option of selecting interest periods of 30, 60, 90 or 180 days. The revolver has a three year term and matures on September 29, 2009.
     On an ongoing basis, the facility requires the Company to meet certain financial covenants, including maintaining a minimum net worth and certain cash flow and debt coverage ratios. The covenants also limit the Company’s ability to incur additional debt, pay dividends, purchase capital assets, sell or dispose of assets, make additional acquisitions or investments, or enter into new leases, among other restrictions. In addition, the facility provides that the bank group may accelerate payment of all unpaid principal and all accrued and unpaid interest under the facility, upon the occurrence and continuance of certain events of default, including, among others, the following:
•	Any failure by the company and its subsidiaries to make any payment of principal, interest and other sums due under the facility within three (3) calendar days of the date when such payment is due;

•	Any breach by the company or any of its subsidiaries of certain covenants, representations and warranties;

•	Any default and acceleration of any indebtedness owed by the company or any of its subsidiaries to any person (other than the bank group) which is in excess of $1,000,000;

•	Any final judgment against the company or any of its subsidiaries in excess of $1,000,000 which has not been insured to the reasonable satisfaction of Brown Brothers Harriman & Co. as Administrative Agent;

•	Any bankruptcy (voluntary or involuntary) of the company or any of its subsidiaries; and

•	Any material adverse change in the business or financial condition of the company and its subsidiaries; or

•	Any change in control of the company.
     The terms of the 2006 facility are more fully described in the Third Amended and Restated Loan Agreement, dated September 29, 2006, by and among the Company, all of the subsidiaries of the Company, Brown Brothers Harriman & Co., TD Banknorth, N.A. and Bank of America, N.A., which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the related ancillary agreement, filed as Exhibit 10.2 to this Current Report on Form 8-K, and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

Number

10.1	Third Amended and Restated Loan Agreement by and among Dynamics Research Corporation, DRC International Corporation, and H.J. Ford Associates, Inc. as the Borrowers, and The Lenders Party hereto and Brown Brothers Harriman & Co., as Administrative Agent and TD Banknorth, N.A. as Documentation Agent and Bank of America, N.A. as Syndication Agent, as of September 29, 2006.

10.2	Master Unlimited Guaranty dated as of September 29, 2006 by each of Dynamics Research Corporation, DRC International Corporation and H.J. Ford Associates, Inc., in favor of Brown Brothers Harriman & Co., for itself and as Administrative Agent for each of the Lenders which are and which may become parties to the Loan Agreement.

99.1	Press release dated October 3, 2006.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMICS RESEARCH CORPORATION (Registrant)
By:	/s/ David Keleher
David Keleher
Senior Vice President and Chief Financial Officer

October 4, 2006

Exhibit Index

Exhibit
Number	Exhibit Name	Location

10.1	Third Amended and Restated Loan Agreement by and among Dynamics Research Corporation, DRC International Corporation, and H.J. Ford Associates, Inc. as the Borrowers, and The Lenders Party hereto and Brown Brothers Harriman & Co., as Administrative Agent and TD Banknorth, N.A. as Documentation Agent and Bank of America, N.A. as Syndication Agent, as of September 29, 2006.	Furnished herewith

10.2	Master Unlimited Guaranty dated as of September 29, 2006 by each of Dynamics Research Corporation, DRC International Corporation and H.J. Ford Associates, Inc., in favor of Brown Brothers Harriman & Co., for itself and as Administrative Agent for each of the Lenders which are and which may become parties to the Loan Agreement.	Furnished herewith

99.1	Press release dated October 3, 2006.	Furnished herewith